Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com
News Release

AMGEN’S THIRD QUARTER 2014 REVENUES INCREASED 6

PERCENT TO $5.0 BILLION AND ADJUSTED EARNINGS PER

SHARE (EPS) INCREASED 19 PERCENT TO $2.30

Third Quarter 2014 GAAP EPS Were $1.61

2014 Total Revenues and Adjusted EPS Guidance Increased to $19.8-$20.0 Billion and $8.45-$8.55, Respectively

THOUSAND OAKS, Calif. (Oct. 27, 2014) – Amgen (NASDAQ:AMGN) today announced financial results for the third quarter of 2014. Key results include:

•

Total revenues increased 6 percent to $5,031 million, with 4 percent product sales growth driven by strong performance across the portfolio, particularly Kyprolis® (carfilzomib), Prolia® (denosumab), Neulasta® (pegfilgrastim) and XGEVA® (denosumab). The third quarter of 2013 included a $155 million order for NEUPOGEN® (filgrastim) from the U.S. government.

•	International sales grew 14 percent driven by unit demand across the portfolio.

•	Adjusted EPS grew 19 percent to $2.30, driven by higher revenues and a significant increase in the profitability of Enbrel® (etanercept). Adjusted net income increased 19 percent to $1,769 million.

•	The Company generated $2.6 billion of free cash flow compared with $1.6 billion in the third quarter of 2013.

•

GAAP EPS were $1.61 compared to $1.79 a year ago and GAAP net income was $1,244 million compared to $1,368 million. The third quarter of 2014 was negatively impacted by pre-tax charges of $376 million for the restructuring plan announced earlier in the quarter.

“Our 22 percent adjusted operating income growth reflects strong performance across our business in the third quarter,” said Robert A. Bradway, chairman and chief executive officer. “With regulatory submissions for four new products during the quarter, we are at the beginning of an exciting new product cycle. We look forward to describing progress in our long-term growth strategy and opportunities to build additional shareholder value during our Business Review meeting tomorrow.”

	Year-over-Year
$Millions, except EPS and percentages	Q3 ‘14	Q3 ‘13	YOY r
Total Revenues	$5,031	$4,748	6%
Adjusted Operating Income	$2,263	$1,849	22%
Adjusted Net Income	$1,769	$1,481	19%
Adjusted EPS	$2.30	$1.94	19%

GAAP Operating Income	$1,466	$1,688	(13%)
GAAP Net Income	$1,244	$1,368	(9%)
GAAP EPS	$1.61	$1.79	(10%)

References in this release to “adjusted” measures, measures presented “on an adjusted basis” or to free cash flow refer to non-GAAP financial measures. These adjustments and other items are presented on the attached reconciliations.

Third Quarter 2014 Revenues Increased 6 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 19 Percent to $2.30

Product Sales Performance

•

Total product sales increased 4 percent for the third quarter of 2014 versus the third quarter of 2013. The increase was mainly driven by Kyprolis, Prolia, Neulasta and XGEVA. Growth for the quarter was primarily due to unit demand and, to a lesser extent, price.

•	Kyprolis sales for the third quarter of 2014 were $94 million, a 21 percent increase quarter-over-quarter, driven by higher unit demand.

•	Prolia sales increased 43 percent year-over-year driven by higher unit demand from share growth.

•

Neulasta sales increased 5 percent year-over-year driven mainly by price. Global NEUPOGEN sales decreased 36 percent year-over-year mainly due to a $155 million order from the U.S. government in the third quarter of 2013. Underlying demand for both products was slightly impacted by competition.

•	XGEVA sales increased 22 percent year-over-year driven by higher unit demand. XGEVA continues to capture share in a growing market in the face of competition from generic zoledronic acid.

•

Vectibix® (panitumumab) sales increased 29 percent year-over-year driven by higher unit demand across all regions. In the U.S., Vectibix received Food and Drug Administration (FDA) approval at the end of the second quarter of 2014 for first-line treatment in combination with FOLFOX for patients with wild-type KRAS metastatic colorectal cancer.

•	EPOGEN® (epoetin alfa) sales increased 5 percent year-over-year driven by price. Unit demand continues to be relatively stable.

•	Aranesp® (darbepoetin alfa) sales increased 6 percent year-over-year driven largely by unit demand in international markets.

•	ENBREL realized unit growth of 3 percent year-over-year. This partially offset unfavorable changes in inventory resulting in a 3 percent decrease year-over-year in product sales.

•	Sensipar®/Mimpara® (cinacalcet) sales increased 5 percent year-over-year driven primarily by increases in unit demand.

•	Nplate® (romiplostim) increased 12 percent year-over-year driven mainly by higher unit demand and strong market growth across all regions.

Third Quarter 2014 Revenues Increased 6 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 19 Percent to $2.30

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q3 ‘14			Q3 ‘13	YOY r
	US	ROW	TOTAL	TOTAL	TOTAL

Neulasta®/ NEUPOGEN®	$1,170	$323	$1,493	$1,601	(7%)
Neulasta®	956	237	1,193	1,135	5%
NEUPOGEN®	214	86	300	466	(36%)†
Enbrel®	1,048	72	1,120	1,155	(3%)
XGEVA®/ Prolia®	375	198	573	439	31%
XGEVA®	225	93	318	261	22%
Prolia®	150	105	255	178	43%
EPOGEN®	518	0	518	491	5%
Aranesp®	188	286	474	449	6%
Sensipar®/ Mimpara®	185	88	273	259	5%
Vectibix®	44	94	138	107	29%
Nplate®	69	50	119	106	12%
Kyprolis®	85	9	94	0	*
Other	0	46	46	40	15%

Total product sales	$3,682	$1,166	$4,848	$4,647	4%

*	Not meaningful
†	The third quarter of 2013 included a $155 million order for NEUPOGEN® from the U.S. government.

Third Quarter 2014 Revenues Increased 6 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 19 Percent to $2.30

Operating Expense, Operating Margin and Tax Rate Analysis, on an Adjusted Basis

•	Cost of Sales margin, excluding the impact of the Puerto Rico excise tax, increased 0.5 points.

•

Research & Development (R&D) expenses increased one percent in the third quarter of 2014 driven by the addition of Onyx programs offset partially by the $50 million upfront payment to Servier for the U.S. rights to ivabradine in the same period in 2013.

•	Selling, General & Administrative (SG&A) expenses decreased 16 percent in the third quarter of 2014 driven primarily by the end of the ENBREL profit share, offset partially by the addition of Onyx.

•	Operating Margin improved 6.9 points in the third quarter of 2014 to 46.7 percent driven by higher revenues and lower SG&A expenses.

$Millions, except percentages
On an Adjusted Basis	Q3 ‘14	Q3 ‘13	YOY r

Cost of Sales	$761	$715	6%
% of sales	15.7%	15.4%	0.3	pts.
% of sales (Excluding PR excise tax)	13.9%	13.4%	0.5	pts.
Research & Development	$980	$966	1%
% of sales	20.2%	20.8%	(0.6	) pts.
Selling, General & Administrative	$1,027	$1,218	(16%)
% of sales	21.2%	26.2%	(5	) pts.
TOTAL Operating Expenses	$2,768	$2,899	(5%)
Operating Margin	46.7%	39.8%	6.9	pts.
pts: percentage points
PR: Puerto Rico

•

Restructuring charges in the quarter were $376 million. In July 2014 the Company announced a restructuring plan to invest in continuing innovation and the launch of its new pipeline molecules, while improving its cost structure which will result in estimated pre-tax accounting charges in the range of $835-$885 million. The Company estimates the fourth quarter of 2014 will have related charges of up to $150 million.

•

Tax Rate for the third quarter of 2014 increased due to changes in the geographic mix of earnings and the lapse of the federal R&D credit. The federal R&D credit has not yet been extended for 2014 and is therefore not reflected in the current quarter.

On an Adjusted Basis	Q3 ‘14	Q3 ‘13	YOY r
Tax Rate	17.1%	12.1%	5.0 pts.
Tax Rate (Excluding PR excise tax credits)	20.0%	16.3%	3.7 pts.
pts: percentage points
PR: Puerto Rico

Third Quarter 2014 Revenues Increased 6 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 19 Percent to $2.30

Cash Flow and Balance Sheet Discussion

•

The Company generated $2.6 billion of free cash flow in the third quarter of 2014 versus $1.6 billion in the third quarter of 2013. The increase was driven primarily by higher revenues, the end of the ENBREL profit share, and improvements in working capital.

•	The Company’s fourth quarter 2014 dividend of $0.61 per share declared on Oct. 17, 2014, will be paid on Dec. 5, 2014, to all stockholders of record as of the close of business on Nov. 13, 2014.

$Billions, except shares	Q3 ‘14	Q3 ‘13	YOY r
Operating Cash Flow	$2.7	$1.8	$0.9
Capital Expenditures	0.2	0.2	0.0
Free Cash Flow	2.6	1.6	0.9
Dividends Paid	0.5	0.4	0.1
Avg. Diluted Shares (millions)	770	765	5

Cash and Investments*	28.1	26.5	1.6
Debt Outstanding	33.0	27.2	5.8
Stockholders’ Equity	25.3	21.7	3.6

*	Q3 ‘13 includes receivable from sale of investments and long-term restricted investments.

Note: Numbers may not add due to rounding

2014 Guidance

For the full year 2014, the Company expects:

•	Total revenues to be in the range of $19.8 billion to $20.0 billion and adjusted EPS to be in the range of $8.45 to $8.55.

•

Adjusted tax rate to be in the range of 16 percent to 17 percent. Due to the uncertain timing associated with extension of the R&D credit and other expired tax provisions, the Company is no longer including this benefit in its tax rate guidance. The guidance still includes the impact of the foreign tax credit associated with the Puerto Rico excise tax. The Puerto Rico excise tax credit reduces the adjusted rate by approximately three to four percentage points.

•	Capital expenditures to be approximately $800 million.

Third Quarter 2014 Revenues Increased 6 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 19 Percent to $2.30

Third Quarter Product and Pipeline Update

Projected 2014 milestones for innovative programs:

Clinical Program	Lead Indication	Milestone	Timing
Evolocumab	Dyslipidemia	U.S., EU submission	Achieved
Ivabradine	Chronic heart failure	U.S. submission	Achieved
Kyprolis	Multiple myeloma	Phase 3 ASPIRE data* Phase 3 FOCUS data*	Achieved
Talimogene laherparepvec	Metastatic melanoma	U.S., EU submission	Achieved
Blinatumomab	Relapsed/refractory acute lymphoblastic leukemia	U.S., EU submission	Achieved
AMG 416	Secondary hyperparathyroidism	Phase 3 data	Achieved††
Brodalumab**	Moderate to severe plaque psoriasis	Phase 3 data	Achieved††, Q4 2014
Trebananib	Recurrent ovarian cancer	Phase 3 data*†	Q4 2014
AMG 334	Migraine prophylaxis	Phase 2b episodic data	Q4 2014

*	Event driven studies
**	Developed in collaboration with AstraZeneca
†	Overall survival (secondary endpoint)
††	Positive data received from first pivotal studies

Evolocumab

•	The Company discussed the submission of its Biologics License Application (BLA) in the U.S. and Marketing Authorization Application (MAA) in the EU for dyslipidemia.

•	The Company discussed the positive top-line results from the Phase 3 YUKAWA-2 trial of evolocumab in combination with statins in Japanese patients with high cardiovascular risk and high cholesterol.

Ivabradine

•	The Company discussed the Priority Review Designation granted by the FDA for its New Drug Application for the treatment of chronic heart failure.

Kyprolis

•

The Company discussed the positive top-line results from its Phase 3 ASPIRE trial in patients with relapsed multiple myeloma and the Phase 3 FOCUS trial results in patients with relapsed and advanced refractory multiple myeloma.

Talimogene laherparepvec

•	The Company discussed the submission of its MAA in the EU for the treatment of patients with melanoma that is regionally or distantly metastatic.

Third Quarter 2014 Revenues Increased 6 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 19 Percent to $2.30

Blinatumomab

•	The Company announced that it submitted a BLA in the U.S. and a MAA in the EU for the treatment of adults with Philadelphia-negative relapsed/refractory B-precursor acute lymphoblastic leukemia.

•	The Company also discussed the Priority Review Designation granted by the FDA for its BLA in the U.S.

AMG 416 (formerly known as velcalcetide)

•	The Company discussed the positive top-line results from its second Phase 3 study for the treatment of secondary hyperparathyroidism in patients with chronic kidney disease receiving hemodialysis.

Biosimilars

•

The Company discussed the positive top-line results from a Phase 3 study evaluating the efficacy and safety of biosimilar candidate ABP 501 compared with adalimumab in patients with moderate-to-severe plaque psoriasis.

Third Quarter 2014 Revenues Increased 6 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 19 Percent to $2.30

Non-GAAP Financial Measures

In this news release, management has presented its operating results for the third quarters of 2014 and 2013 in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on an adjusted (or non-GAAP) basis. In addition, management has presented its full year 2014 EPS and tax rate guidance in accordance with GAAP and on an adjusted (or non-GAAP) basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and cost-savings initiatives and certain other items from the related GAAP financial measures. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the third quarters of 2014 and 2013. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release.

The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s core business activities by facilitating comparisons of results of core business operations among current, past and future periods. In addition, the Company believes that excluding the non-cash amortization of intangible assets, including developed product technology rights, acquired in business combinations treats those assets as if the Company had developed them internally in the past, and thus provides a supplemental measure of profitability in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. The Company believes that FCF provides a further measure of the Company’s liquidity.

The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its biologics manufacturing expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be the world’s largest independent biotechnology company, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2013, and in any subsequent periodic reports on Form 10-Q and Form 8-K. Words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” or “continue,” and variations of such words and similar expressions are intended to identify such forward looking statements. Reference is made in particular to forward-looking

Third Quarter 2014 Revenues Increased 6 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 19 Percent to $2.30

statements regarding product sales, revenue, expenses, earnings per share, tax rates, clinical trial results, regulatory filings and actions, Company strategy, restructuring charges, staff reductions and facility closures/dispositions and trends. We are providing this information as of the date of this news release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign), and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our efforts to integrate the operations of companies we have acquired may not be successful. Cost saving initiatives may result in us incurring impairment or other related charges on our assets. We may experience difficulties, delays or unexpected costs and not achieve anticipated cost savings from our recently announced restructuring plans. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

###

CONTACT: Amgen, Thousand Oaks

Kristen Davis, 805-447-3008 (media)

Trish Hawkins, 805-447-5631 (media)

Arvind Sood, 805-447-1060 (investors)

Third Quarter 2014 Revenues Increased 6 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 19 Percent to $2.30

Amgen Inc.

Condensed Consolidated Statements of Income - GAAP

(In millions, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenues:
Product sales	$4,848	$4,647	$14,153	$13,393
Other revenues	183	101	579	272

Total revenues	5,031	4,748	14,732	13,665

Operating expenses:
Cost of sales	1,068	788	3,239	2,317
Research and development	1,018	989	3,063	2,834
Selling, general and administrative	1,213	1,249	3,372	3,663
Other	266	34	326	171

Total operating expenses	3,565	3,060	10,000	8,985

Operating income	1,466	1,688	4,732	4,680
Interest expense, net	269	257	810	761
Interest and other income, net	140	72	377	332

Income before income taxes	1,337	1,503	4,299	4,251
Provision for income taxes	93	135	435	191

Net income	$1,244	$1,368	$3,864	$4,060

Earnings per share:
Basic	$1.63	$1.81	$5.10	$5.40
Diluted	$1.61	$1.79	$5.02	$5.31
Average shares used in calculation of earnings per share:
Basic	761	754	758	752
Diluted	771	766	769	764

Third Quarter 2014 Revenues Increased 6 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 19 Percent to $2.30

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash, cash equivalents and marketable securities	$28,075	$19,401
Trade receivables, net	2,355	2,697
Inventories	2,885	3,019
Other current assets	2,733	2,250

Total current assets	36,048	27,367
Property, plant and equipment, net	5,267	5,349
Intangible assets, net	13,100	13,262
Goodwill	14,815	14,968
Restricted investments	—	3,412
Other assets	1,545	1,767

Total assets	$70,775	$66,125

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$6,051	$5,442
Current portion of long-term debt	2,500	2,505

Total current liabilities	8,551	7,947
Long-term debt	30,480	29,623
Other non-current liabilities	6,419	6,459
Stockholders’ equity	25,325	22,096

Total liabilities and stockholders’ equity	$70,775	$66,125

Shares outstanding	761	755

Third Quarter 2014 Revenues Increased 6 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 19 Percent to $2.30

Amgen Inc.

GAAP to Adjusted Reconciliations

(In millions)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
GAAP cost of sales	$1,068	$788	$3,239	$2,317
Adjustments to cost of sales:
Acquisition-related expenses (a)	(276)	(70)	(970)	(211)
Impairment and accelerated depreciation charges pursuant to our restructuring initiatives	(28)	—	(28)	—
Stock option expense	(3)	(3)	(7)	(6)

Total adjustments to cost of sales	(307)	(73)	(1,005)	(217)

Adjusted cost of sales	$761	$715	$2,234	$2,100

GAAP research and development expenses	$1,018	$989	$3,063	$2,834
Adjustments to research and development expenses:
Acquisition-related expenses (b)	(23)	(21)	(92)	(63)
Accelerated depreciation charges pursuant to our restructuring initiatives	(15)	—	(15)	—
Stock option expense	—	(2)	(3)	(10)

Total adjustments to research and development expenses	(38)	(23)	(110)	(73)

Adjusted research and development expenses	$980	$966	$2,953	$2,761

GAAP selling, general and administrative expenses	$1,213	$1,249	$3,372	$3,663
Adjustments to selling, general and administrative expenses:
Expense resulting from clarified guidance on branded prescription drug fee (h)	(145)	—	(145)	—
Acquisition-related expenses (c)	(38)	(28)	(118)	(54)
Accelerated depreciation charges pursuant to our restructuring initiatives	(3)	—	(3)	—
Stock option expense	—	(3)	(3)	(10)

Total adjustments to selling, general and administrative expenses	(186)	(31)	(269)	(64)

Adjusted selling, general and administrative expenses	$1,027	$1,218	$3,103	$3,599

GAAP operating expenses	$3,565	$3,060	$10,000	$8,985
Adjustments to operating expenses:
Adjustments to cost of sales	(307)	(73)	(1,005)	(217)
Adjustments to research and development expenses	(38)	(23)	(110)	(73)
Adjustments to selling, general and administrative expenses	(186)	(31)	(269)	(64)
Certain charges pursuant to our restructuring and other cost savings initiatives (d)	(330)	(35)	(368)	(46)
Benefit/(Expense) resulting from changes in the estimated fair values of the contingent consideration obligations related to prior year business combinations	62	—	47	(111)
Other (e)	2	1	(5)	(14)

Total adjustments to operating expenses	(797)	(161)	(1,710)	(525)

Adjusted operating expenses	$2,768	$2,899	$8,290	$8,460

GAAP operating income	$1,466	$1,688	$4,732	$4,680
Adjustments to operating expenses	797	161	1,710	525

Adjusted operating income	$2,263	$1,849	$6,442	$5,205

GAAP income before income taxes	$1,337	$1,503	$4,299	$4,251
Adjustments to income before income taxes:
Adjustments to operating expenses	797	161	1,710	525
Non-cash interest expense associated with our convertible notes	—	—	—	12
Bridge financing costs associated with the Onyx business combination	—	22	—	22

Total adjustments to income before income taxes	797	183	1,710	559

Adjusted income before income taxes	$2,134	$1,686	$6,009	$4,810

GAAP provision for income taxes	$93	$135	$435	$191
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (f)	251	60	530	148
Other income tax adjustments (g)	21	10	14	48

Total adjustments to provision for income taxes	272	70	544	196

Adjusted provision for income taxes	$365	$205	$979	$387

GAAP net income	$1,244	$1,368	$3,864	$4,060
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect of the above adjustments	546	123	1,180	411
Other income tax adjustments (g)	(21)	(10)	(14)	(48)

Total adjustments to net income	525	113	1,166	363

Adjusted net income	$1,769	$1,481	$5,030	$4,423

Third Quarter 2014 Revenues Increased 6 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 19 Percent to $2.30

Amgen Inc.

GAAP to Adjusted Reconciliations

(In millions, except per share data)

(Unaudited)

The following table presents the computations for GAAP and Adjusted diluted EPS. Dilutive securities used to compute Adjusted diluted EPS were computed assuming that we do not expense stock options.

	Three months ended		Three months ended
	September 30, 2014		September 30, 2013
	GAAP	Adjusted	GAAP	Adjusted
Net income	$1,244	$1,769	$1,368	$1,481
Weighted-average shares for diluted EPS	771	770	766	765

Diluted EPS	$1.61	$2.30	$1.79	$1.94

	Nine months ended		Nine months ended
	September 30, 2014		September 30, 2013
	GAAP	Adjusted	GAAP	Adjusted
Net income	$3,864	$5,030	$4,060	$4,423
Weighted-average shares for diluted EPS	769	769	764	764

Diluted EPS	$5.02	$6.54	$5.31	$5.79

(a)	The adjustments related primarily to non-cash amortization of intangible assets, including developed product technology rights, acquired in business combinations. For the nine months ended September 30, 2014, the adjustments also included a $99-million charge related to the termination of a supply contract with F. Hoffmann-La Roche Ltd. as a result of acquiring the licenses to filgrastim and pegfilgrastim effective January 1, 2014.
(b)	The adjustments related primarily to non-cash amortization of intangible assets acquired in business combinations.
(c)	The 2014 adjustments related primarily to non-cash amortization of intangible assets acquired in business combinations. The adjustments in 2013 related primarily to non-cash amortization of intangible assets acquired in prior year business combinations as well as $15 million of transaction costs associated with the Onyx business combination which closed in the fourth quarter of 2013.
(d)	The adjustments related primarily to severance expenses.
(e)	The 2014 adjustments related primarily to various acquisition-related expenses. The 2013 adjustments related to various legal proceedings.
(f)	The tax effect of the adjustments between our GAAP and Adjusted results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring expense, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three and nine months ended September 30, 2014, were 31.5% and 31.0%, respectively, compared with 32.8% and 26.5% for the corresponding periods of the prior year.
(g)	The adjustments in 2014 related to certain prior period items excluded from adjusted earnings. The adjustments in 2013 related to resolving certain non-routine transfer-pricing and acquisition-related matters with tax authorities as well as the impact related to prior period items excluded from adjusted earnings.
(h)	In July 2014, the Internal Revenue Service issued final regulations that required us to recognize an additional year of the non-tax deductible branded prescription drug fee in Q3 2014.

Third Quarter 2014 Revenues Increased 6 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 19 Percent to $2.30

Amgen Inc.

Reconciliations of Free Cash Flow

(In millions)

(Unaudited)

	Three months ended September 30,
	2014	2013
Operating Cash Flow	$2,741	$1,807
Capital Expenditures	(170)	(175)

Free Cash Flow	$2,571	$1,632

Reconciliation of GAAP EPS Guidance to Adjusted

EPS Guidance for the Year Ending December 31, 2014

(Unaudited)

			2014
GAAP diluted EPS guidance			$6.51	-	$6.61
Known adjustments to arrive at Adjusted earnings*:
Acquisition-related expenses	(a	)		1.26
Restructuring and other cost savings initiatives				0.51
Branded prescription drug fee				0.19
Tax adjustments	(b	)		(0.02)

Adjusted diluted EPS guidance			$8.45	-	$8.55

*	The known adjustments are presented net of their related tax impact which amount to approximately $0.90 per share in the aggregate.
(a)	The adjustments relate primarily to non-cash amortization of intangible assets acquired in prior year business combinations.
(b)	The adjustments related to certain prior period items excluded from adjusted earnings.

Reconciliation of GAAP Tax Rate Guidance to Adjusted

Tax Rate Guidance for the Year Ending December 31, 2014

(Unaudited)

	2014
GAAP tax rate guidance	10%	-	11%
Tax rate effect of known adjustments discussed above		6%

Adjusted tax rate guidance	16%	-	17%